Exhibit 99.1

Prepared Remarks
Edison Insights Series
California’s Climate Policies and Transportation Electrification
April 12, 2017, 10:00 a.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
I’m pleased to welcome everyone to this first in a planned series of Edison Insights conference calls. Please turn to page 3 of the presentation.
Our goal for this series is to create a forum for a deeper dive into the drivers behind Edison International’s investment thesis, with a focus on Southern California Edison’s long-term growth opportunities. Though we touch on these in our earnings conference calls, we thought a separate venue would help create a deeper investor understanding of these drivers. We look to paint a picture that will help investors build confidence in the long-term growth assumptions in their financial models. This growth should continue well into the next decade as SCE looks to help implement California’s greenhouse gas, or GHG, emission reduction targets for 2030 and beyond. Better understanding the moving parts and the optionality that we see in SCE’s future capital spending and rate base growth will be an important element of this. We will also flag some of the policy challenges and the implications not only for California but for electric utilities and others involved in energy infrastructure.
Through this dialogue, you should also gain a deeper understanding of SCE’s wires-focused business strategy. SCE has a strong asset profile that emphasizes distribution and transmission investment, while it lets the competitive markets build renewable and conventional generation. As the only major all-electric, investor-owned utility in California, SCE offers unique perspectives on the challenges ahead as California makes some difficult policy choices on the energy infrastructure portfolio it will rely on to help meet its climate change objectives.
Most of you on this call do not live in California and you may wonder if California will step back from its policy objectives down the road as federal environmental policies evolve. We think not. We sense broad-based support starting with the Governor and the Legislature as well as with the voting public. Kevin will talk more about this.

We’ll be looking for your feedback on today’s call and presentation materials in planning future Edison Insights sessions. Those calls are anticipated to include topics such as grid modernization and longer-term transmission and renewables planning.
Please turn to page 4. Kevin Payne will first provide a backdrop on California’s climate policies. Ron Nichols and Caroline Choi will then follow-up with a review of SCE’s transportation electrification proposals and how they may evolve into larger and longer-term growth opportunities than what we have previously discussed with investors.

Kevin Payne, Chief Executive Officer, Southern California Edison
I appreciate the opportunity to speak to you today on California’s leading-edge climate policies. California has a long history of environmental leadership. It is recognized internationally as a pioneer around renewable energy and GHG emission reduction efforts and policies. Please turn to page 5.
This slide summarizes some of the key actions by the Legislature and Governors Schwarzenegger and Brown to set the early framework. I won’t review all the details, but one of the themes you’ll see from the earlier years is still in play today. California continues to take action to strengthen its commitment to renewable energy, to broaden GHG emission reduction goals and to implement policy objectives through legislative action. For example, the 20 percent renewables mandate set in 2002 for investor-owned utilities, or IOUs, has evolved to the current 50 percent renewables target for all electric utilities by 2030. Last year’s Senate Bill 32 codified into law California’s interim 40 percent GHG reduction target by 2030. Governor Schwarzenegger’s 2005 executive order that set an 80 percent GHG reduction target from 1990 levels by 2050 remains California’s policy goal today and is important to long-term infrastructure planning.
Another theme has been the recognition of the important role of the electric grid. California has steadily expanded the scope of electric utility engagement as an enabler of renewable energy and GHG emission reductions. This started with the first renewables mandates and with early support for new technologies such as smart meters, rooftop solar, energy storage, and grid modernization. Legislation and regulation has continued to expand the scope of responsibility – and opportunity – for electric utilities such as SCE to become key enablers of California public policy.

There are a couple of important elements in all of this that are typically not on investors’ radar. The first is California’s cap-and-trade program. The second is the policy leadership of the California Air Resources Board, or CARB. While SCE’s principal California regulator is the California Public Utilities Commission, the CPUC and other agencies take much of their strategic direction on climate policies from the Governor and the Legislature, largely as framed by CARB’s policy responsibilities under law. You’ll see a reference on page 5 to the initial Climate Change Scoping Plan to guide implementation of Assembly Bill 32. This law was California’s first broad legislative mandate for greenhouse gas reductions. I’ll talk more about this in a few minutes. Please turn to page 6.
The policy goals from the last slide now show up as legal compliance deadlines by 2020 and more recently by 2030. SCE’s business strategies continue to evolve as we plan to find the best, most economical solutions to meet California policy requirements. We do face some ongoing challenges. We are well along in meeting our 33 percent renewables mandates for delivered energy by 2020 in terms of contracts in place for new large-scale wind and solar. However, you have heard about some of the delays we face in receiving regulatory approvals and permits for the transmission projects needed to deliver these new renewable resources to load centers. With California’s aggressive goals, it will be important to minimize these types of delays going forward. Thankfully, in the last four months we have received CPUC approval of three major transmission and substation projects, although not on the pace originally anticipated.
Legislation has guided much of the key policy direction and implementation, and the Legislature continues to be very active in considering additional measures to meet California’s climate policy objectives. Although it is early in the 2017 legislative session, there are a few key topics that will be most important for our investors to follow. In many cases, SCE has not yet taken positions on specific legislation, as the drafting of actual bill language is still underway in Sacramento. But the key topics are pretty clear at this point.
First, assuring continuation of the cap-and-trade program. SCE supports these efforts, as cap-and-trade provides an important market tool to help guide the most cost-effective GHG emission reductions.
Second, proposals to increase or accelerate electric vehicle adoption and transportation electrification infrastructure. The most comprehensive proposal is expected to be Assemblymember Ting’s California Electric Vehicle Initiative, AB 1184. This bill, which is still in development, would expand the scope of recent IOU transportation electrification proposals and authorize additional transportation charging infrastructure investments.
Third, proposals to further advance renewables mandates beyond the current 50 percent by 2030. SCE is actively engaged in all of these legislative policy discussions. Please turn to page 7.
CARB’s Climate Change Scoping Plan Update was published in January. It is the State’s high-level roadmap for meeting the State’s 40 percent GHG reduction requirement in 2030. It updates the initial Scoping Plan adopted in 2008 and updated in 2014. The initial Scoping Plan presented the first economy-wide approach to reduce or avoid GHG emissions. It highlighted the interplay between mandates and market-based compliance mechanisms. These mechanisms became the current cap-and-trade program.
The Scoping Plan Update builds on cap-and-trade, low carbon fuel standards, and, quote, “much cleaner cars, trucks and freight movement, powering our State off of cleaner renewable energy.” It also adds major new strategies to reduce methane emissions while adding new efforts on agriculture and forestry. It importantly links its focus on GHG reductions to reaffirming continued support to meet, quote, “… clean air standards for conventional pollutants and benefit community and ecosystem resilience.” This latter point is perhaps uniquely important in Southern California. Transportation electrification in Southern California will be a major factor in reducing conventional pollutants that presently exceed Federal and State air quality standards.
Most important from an SCE perspective are those efforts that directly guide future infrastructure investment. These include higher renewables targets and transportation electrification policies as well as potential electrification of other sectors of the economy. There are other elements with indirect impacts. One is low carbon fuel standards, which may put upward pressure on the cost of gasoline and diesel fuel, making transportation electrification incrementally more cost competitive. Another is fuel switching from natural gas to renewable-rich electricity in fundamental economic activities such as residential and commercial water heating.
The first column in the bar chart at the right on the slide highlights the relative scope of the various GHG reduction targets recommended by CARB. The second highlights how the cap-and-trade program can be used to step up the market’s role if mandated programs fall short.

CARB’s uncertainty scenario has the various program initiatives in the left graph falling short by 151 million tons of CO2 equivalents. This shortfall is made up by increasing emission reductions from cap-and-trade by the 151 million tons. This may be difficult to achieve and additional program steps may be needed.
SCE has been analyzing CARB’s recommendations to develop our own strategic thinking and to identify incremental growth opportunities beyond the scope of those we have discussed with investors. This analysis is also looking at potential shortfalls that may need to be made up through increased use of the cap-and-trade program or complementary measures. It is too early to make any definitive conclusions, and we’ll want to share some of our preliminary thinking with key stakeholders first. But finding the right balance between programs and mandates in the various economic sectors shown on the slide will be important. For example, cost-effectiveness in certain sectors may vary based on a number of factors including fossil fuel prices, the availability of GHG-friendly products such as zero-emission vehicles, the pace of grid modernization, the optimum level of renewables delivered by a modernized grid, and the pace of customer adoption of distributed energy resources.
We do have a few early thoughts we can share as we finalize our work. For example, to meet the 2030 targets, we expect the State will need at least double the 4.2 million plug-in electric vehicles identified in the Scoping Plan Update. This will better leverage the extensive charging infrastructure that is being planned today and help in meeting Clean Air Act targets for a variety of pollutants.
We also see the potential for renewables targets north of the current 50 percent mandate by 2030 to enable the State to achieve its overall GHG reduction goals.
A third area is accelerating electrification in other sectors of the economy. A good example would be residential and commercial buildings where renewable-rich electricity can replace natural gas in water and space heating. We expect there will be additional sectors of the economy using natural gas that will offer opportunities to reduce GHG emissions, especially when looking ahead to the 80 percent reduction target in 2050.
Offsets also may have an important role in cost-effective compliance with GHG targets. While not directly offering rate base investment opportunities, SCE remains supportive of all cost-effective approaches to meeting the State’s targets.

As Pedro has said, California has only 13 years to get the job done for a 40 percent reduction in GHG emissions. We have a good sense of where and how a modernized grid can be an enabler of significant GHG reductions. We look forward to working with the CPUC and stakeholders to set the right pace for grid modernization through our current general rate case proceeding. Agreeing on the right pace remains controversial, as we saw last week in the Office of Ratepayer Advocates testimony in our 2018 general rate case. ORA recommended no investment be authorized at this time for grid modernization. This is contrary to the CPUC’s stated goal of completing grid modernization by 2025. We’ll be responding to ORA in our rebuttal testimony and highlighting the cost-effectiveness of making the first steps we recommended in our GRC filing.
SCE recognizes that any additional actions contemplated by California must be balanced against the awareness that addressing climate change will require global action, and that California cannot meet the challenge alone. SCE is actively involved in these policy discussions with CARB, other State agencies and other stakeholders. The dual benefit in Southern California of reducing emissions of smog-forming conventional pollutants as well as GHG pollutants cannot be ignored however. We are fully committed to supporting the State’s climate change and pollutant reduction policy goals. We will continue to advocate for a level playing field and for the most cost-effective solutions on behalf of our customers. Please turn to page 8.
This slide utilizes CARB data and its Scoping Plan Update scenario to highlight the principal areas of reduction targeted from 1990 actual emissions to the 40 percent reduction required by 2030. You’ll see that the overall reductions rely heavily on the cap-and-trade program, accounting for 16 percent of the total reductions, without any allocation of reductions targeted to any specific economic sector at this time. As I mentioned in my earlier comments around our strategic thinking in this area, we’re looking ahead to gauge the implications – and opportunities – especially in the next decade as the pace of action steps up.
Page 9 summarizes the mechanics of California’s cap-and-trade program. Cap-and-trade will increasingly drive market behaviors over the next 13 years. SCE and other electric utilities are allocated allowances to lower the cost impact of cap-and-trade on retail customers. Assuming cap-and-trade is extended, free allocations to utility customers could decline over time, putting upward pressure on customer rates. This will be another influencing factor in customer adoption of solar, energy conservation and other distributed energy resources. Given that we are decoupled from the sales of electricity, this is not an earnings issue, but potential rate impacts on customers are always an important concern. Please turn to page 10.
California’s climate policy objectives touch almost every part of the economy. In some cases they may challenge, over the long-term, economics for some current markets for fossil fuel products, including diesel, gasoline, and natural gas where there may be renewable-rich electricity alternatives. The water and space heating conversion opportunity I mentioned earlier is a good example. Policy makers are mindful not only of the 2030 reduction target of 40 percent, which is now law, but also of the 2050 policy target of an 80 percent reduction in GHG emissions. There will likely be roles for fossil fuels in certain markets over the long-term, where there are no easy technology or market alternatives, but greater use of renewable-rich electricity is one certain method of supporting the gradual transition away from fossil fuel use. This in turn may have implications for the significant infrastructure in place today supporting fossil fuels. Migrating vehicles and other combustion sources from fossil fuels to a renewable-rich grid will have long-term policy implications for important elements of the California economy.
There may be more limited opportunities for carbon-free hydrogen fuel in specific markets. Almost all commercially available hydrogen is currently produced by extraction from fossil fuels. It reduces but does not eliminate carbon dioxide emissions. To be carbon-free, hydrogen will need to be produced from water by hydrolysis. This is an electricity-intensive process that will likely be fueled by renewable-rich electricity from the grid.
As I mentioned earlier, we expect electricity usage to change over time, with higher use of distributed generation, and improved energy efficiency reducing electricity demand, and the expansion of electric transportation and other efficient electrification increasing electricity demand. Effective rate design can provide a better balance between fixed and variable charges. Effective pricing signals in terms of time-of-day usage, will be important in changing electricity usage amounts and patterns. Behavioral forecasting will also be important as customers increase use of distributed energy resources. We are focused on managing the customer bill impacts of these changes in electricity demand as well as the expected costs to meet the State’s policy objectives.
CARB’s approach has been to consider significant cost avoidance of social damage from climate change, such as on health care and property. From a utility perspective, CARB has not quantified the impacts on customer electric rates, but the expected cost to meet the state’s 2030

GHG target will put upward pressure on costs across the California economy and specifically on rates, all else being equal.
Adequate availability and cost effectiveness of alternative, climate-friendly products and services will be important in achieving the emission reductions that are targeted. That’s one reason we’ve been working closely with a number of vehicle manufacturers on their plans for not just passenger vehicles, but medium- and heavy-duty vehicles as well. Please turn to page 11.
I want to highlight that, as always, the devil is in the details when it comes to major policy initiatives such as greenhouse gas reductions. Take the three examples we’ve provided at the bottom of the slide.
RENEWABLES: As we look at the potential for increased targets for renewable energy resources and customer adoption of distributed energy resources, rate design will be very important. Optimizing the right economic mix of utility scale renewables that may require new transmission versus distribution scale renewables built closer to the customer load will be an important planning decision. Access to greater use of out-of-state renewable resources, if allowed, will also provide greater competition and potentially mitigate rate impacts.
CUSTOMER DECISIONS: Customer decision-making around distributed energy resources will continue to evolve. We have seen this with the 4,000 to 5,000 applications we receive every month from our customers for new rooftop solar connections. We also see the importance of readily available electric vehicle charging infrastructure to support customer adoption of plug-in electric vehicles.
COST-EFFECTIVE SOLUTIONS: Policy mandates can provide certainty and drive investment in targeted areas, but they constrain development of integrated actions and the most cost-effective solutions. Mandates also rarely accommodate technological and financing innovations, which could be particularly problematic in the clean energy space, since we have seen rapid developments in both. As technology continues to evolve, it will be critical to stay abreast of, and pilot, new technologies that may impact grid and electricity usage and customer decision-making. Having a robust cap-and-trade system that provides for market-based solutions will be important along the path toward the 2030 GHG reduction targets.

Ron Nichols, President, Southern California Edison
I’ll start by connecting some of Kevin’s points to the broader SCE growth strategy that Pedro touched on and that many of you are very familiar with. Please turn to page 12. Most of SCE’s long-term growth drivers are not just focused on the current 2018 to 2020 general rate case cycle, but will largely continue out to the 2030 GHG compliance deadline. Most of these have a direct or indirect connection to climate policy and compliance as well as customer decisions around technology.
For example, the California Independent System Operator is just beginning the planning process for required transmission investments to meet the 2030 requirement for 50 percent renewable energy delivered to customers. In addition, transportation electrification is in its very early stages of evolution. Please turn to page 13.
CARB’s target of 4.2 million zero emission vehicles – which we think will need to be higher - will require a major effort to educate customers to increase the pace of vehicle adoption and sustainable programs by electric utilities. The same is true for the 100,000 zero emission trucks and equipment target. The transportation sector is key in the greenhouse reduction equation, given it is the largest source of GHG emissions in the State as Kevin showed you. Still, electrification of transportation is in its early days. The roughly 260,000 electric vehicles on the road today in California represent almost half the total electric vehicles nationwide but only a little more than 3 percent of total vehicle sales in California. Please turn to page 14.
In addition to reducing GHG emissions, California remains committed to reducing nitrogen oxide and particulate emissions. Our service territory still has some of the worst local air quality in the country despite decades of improvements. The transportation sector has an even greater impact on air quality than on GHG emissions in California. While it is responsible for 36 percent of California’s GHG emissions, transportation accounts for 80 percent of the state’s NOx emissions and 95 percent of its particulate emissions. These are the two main pollutants that contribute to the area’s non-attainment of air quality standards. Electrifying multiple transportation sectors can help here - especially for heavy-duty vehicles, which are very conventional pollutant-intensive. This reinforces the importance of transportation electrification in Southern California.

Page 15 shows the key transportation corridors leaving the Ports of Long Beach and Los Angeles. We have a unique dynamic in that rail capacity is constrained in its ability to move containers out of the ports to distribution centers located to the northeast in Riverside and San Bernardino counties, in what we call the Inland Empire. As a result, several freeways pick up most of that container traffic, contributing to high concentrations of air pollutants along the Interstate 710 corridor, which runs north from the ports, and along the freeways headed east. In SCE’s service territory, the communities most heavily impacted by the air pollution from these transportation corridors are underserved communities. These areas are shown in the highlighted areas on the map. The Legislature and other policymakers continue to pay particular attention to the needs of these communities. This sensitivity is reflected in several of SCE’s transportation electrification proposals. Please turn to page 16.

Caroline Choi, Senior Vice President, Regulatory Affairs, Southern California Edison
The CARB policy recommendations and the interrelationship between carbon emissions and conventional air pollutants from vehicles demonstrate why transportation electrification offers unique advantages in improving air quality in our service territory. That is one of the reasons we recommended such an ambitious program in our response to the policy direction from the Legislature and the CPUC in our January TE filing. SCE’s proposed $574 million utility infrastructure program represents about half of the total recommended capital spend of roughly $1 billion by the three California IOUs. Our program included a number of pilots designed to broaden acceptance of electrification. If successful these pilots could generate opportunities for additional programs for and for other parties.
The largest priority area under the Scoping Plan Update to reduce transportation sector GHG emissions is the light-duty vehicle sector, generally known as passenger vehicles. SCE estimates that these vehicles represent 86 percent of the State’s transportation sector GHG abatement opportunities by 2030. We have already begun work in this area with our EV Charge Ready program, which was the first IOU pilot to be approved by the CPUC in January of last year. I’ll talk more about Charge Ready in a few minutes. However, based on the CARB recommended scope of action, we believe more electric infrastructure will be needed to meet the charging needs of the electric vehicles.

The 12,000 vehicle chargers in operation today are a fraction of the market need. SCE previously estimated a need for 100,000 non-residential charging stations in our service territory. This was based on assumed vehicle adoption rates well below CARB’s 4.2 million 2030 target, which nearly triples Governor Brown’s prior goal of 1.5 million electric vehicles by 2025.
SCE expects two outcomes. First, we will likely be asked to build a higher percentage of the required infrastructure to support needed charging stations. Our original assumption was that SCE would invest in one-third of the needed infrastructure. This got us to the target for 30,000 installations in our Charge Ready Phase II concept. It seems clear from stakeholder discussions that we’ll end up investing in a much higher number. We noted this in our January filing.
Second, the need for charging infrastructure will be much greater than our initial estimates. SCE’s early analysis shows that up to 500,000 level-two commercial charging stations and 50,000 direct current, or DC, fast charge systems may be needed statewide to meet the 4.2 million EV target. Based on our estimate that SCE’s share of the vehicle target would be 1.9 million EVs, we see a need for up to 200,000 level-two commercial charging stations and 20,000 DC fast charge systems in our service territory by 2030. We believe we can do more and will likely be asked to do so either through regulatory action or through legislation - or both. The how, when and how much will it cost are still to come.
The Scoping Plan Update may be amended to include rebates to residential customers and expanded use of DC fast charge systems. SCE recommended a couple of pilot projects in these areas in our January application. Over time, we see these various initiatives coming together into a broader portfolio of transportation electrification programs. Please turn to page 17.
The second largest source of GHG emissions in the transportation space are medium-duty commercial vehicles and passenger transit vehicles, such as buses and shuttles. This is a good example of the policy challenges that Kevin highlighted. Natural gas-fueled vehicles have gained some traction yet are still emitting significant GHG and conventional pollutants that will need to be curtailed to meet the longer term climate and air quality mandates. Given the technical requirements for energy storage in medium-duty commercial and transit vehicles, not only are more products needed, but pricing of electricity and the grid reflected in updated rate designs likely will be needed to encourage large fleet adoption and charging at the best times of the day. This is also one of our pilot initiatives. Please turn to page 18.

The most intensive commercial activity in our service territory occurs at the Port of Long Beach, and the port represents one of the largest GHG abatement opportunities. The Port of Long Beach has made some good progress, but fossil fuels are still used extensively throughout the port to power equipment that moves containers and other materials transiting in and out of the port. This is largely specialized equipment, such as rubber tire gantry cranes, yard tractors and forklifts. We included two electrification pilots in this area in our January proposal. We also expect the port and its terminal operators will benefit from rate design initiatives we propose to incent the adoption of electric vehicles in this sector. Please turn to page 19.
Heavy-duty trucks and freight are a relatively smaller but still important GHG abatement opportunity, but far more important when you consider the conventional pollutant intensity Ron mentioned earlier. Our service territory includes two of the most significant non-attainment areas in the country. That makes this a far higher priority than it otherwise would be from a purely climate perspective. We believe that the port and distribution infrastructure should support development of zero- or low-emission trucks and tractors that are tailored to the special short-haul dynamics Ron described. That is the rationale behind our proposal to help jump-start that market through an aggressive program to install charging infrastructure for these types of vehicles. We felt it was important to develop a specific proposal now rather than a pilot, given the early stage market dynamics. Companies such as Daimler, BYD, Tesla, Kenworth and Volvo are among those developing on-road electric trucks. Overall, we see medium- and heavy-duty equipment representing roughly one-sixth of the overall transportation sector GHG abatement opportunity by 2030, but this sector will be a critically important contributor to conventional pollutant emission reductions.
Page 20 summarizes the various projects recommended in our January filing. Most of our proposal recommends pilots in targeted areas, consistent with the guidance provided by the CPUC to allow for faster approval of these smaller projects, meant to be limited to $4 million each.
In developing this portfolio, we focused both on the CARB 2030 GHG targets and the opportunities to reduce emissions of conventional air pollutants. We looked hard at the key barriers to electric vehicle adoption and assessed where we could play an enabling role through charging infrastructure deployment, electricity and grid pricing, and collaboration among key stakeholders.

We believe that a modernized electric grid is the backbone that furthers transportation electrification. It is fundamental to providing a reliable fuel supply for the additional electric vehicles we anticipate and to enabling vehicle-to-grid opportunities where an electric vehicle acts as a type of energy storage on the grid. SCE is uniquely positioned, as the planning and operation of the grid is a core electric utility role.
Each of the key areas I touched on – light-duty vehicles, delivery and transit vehicles, port and off-road equipment, and heavy-duty trucks – may yield unique opportunities for utility infrastructure programs to help achieve California’s 2030 GHG targets as well as attainment of the conventional air pollutant standards.
I’ll finish up with a few comments on one area where we have the most experience to date – SCE’s Charge Ready program. Please turn to page 21.
Since launching our pilot in May of last year, we have had tremendous interest from commercial and government customers. Our first Charge Ready site came online last month, providing six charging ports for the City of Lynwood’s electric vehicle fleet.
We are gaining important insights in everything from permitting and siting challenges to the trade-offs of using customized versus standardized equipment to how best to incorporate the needs of underserved communities into the program. We are seeing all-in costs per charger higher than we had initially expected. As a result, our initial target for 1,500 chargers under the pilot program likely will be in the range of 1,000 chargers to fit within the overall cost structure. We have now identified essentially the full portfolio of charger locations for the pilot, and we are well along in planning for installation and operation.
We are required to file a report with the CPUC on our experiences and recommendations no later than May of next year, and we are on track to do that. We are planning to file a Phase 2 Charge Ready application next year as well. Vehicle designs, ride-sharing services and increased interest in DC charging options may change the future mix of chargers and associated infrastructure we propose. We are currently planning to keep the Phase 2 scope in-line with the overall target for 30,000 chargers that we have discussed previously. However, as I explained earlier, we expect the scope will grow long-term to support a higher absolute number of charging installations and a higher percentage of SCE investment in those systems.
Please turn to page 22.

Pedro Pizarro, President and Chief Executive Officer, Edison International
We’ve covered a lot this morning but want to make sure we leave you with a few key takeaways.
You should come away from this call first understanding that California’s commitment to leadership in GHG reduction is deeply rooted not just with the Governor and the Legislature but with the public at large. California is in the early days of taking the necessary actions to meet its 2030 target of a 40 percent reduction in GHG emissions from 1990 levels. You’ve heard today that more action likely will be required. This may include more ambitious targets for transportation electrification, replacing more conventional generation with renewables and further efficient electrification across other industry sectors through conversion of petroleum and natural gas-based fuels to electricity from a renewable-rich grid.
You should expect continued discussions in Sacramento on the best path forward, and proposals that may create additional SCE opportunities in the future. You should also expect prudent concerns will be raised, including from us, on the impact to California’s economy, the costs involved in these policy decisions and how best to manage utility customers’ bills as we take on more of the responsibility for providing the electric infrastructure needed. We are tracking these trends carefully.
You should understand that SCE’s current policy proposals and State mandates could yield as much as $1 billion in additional investment opportunities into the early part of the next decade, and possibly more longer-term. The efficient electrification of transportation and other sectors will add new types of load to our system that will mitigate losses from energy efficiency improvements in current loads and distributed generation, and will also mitigate the customer rate and bill impacts.
You should have a sense that although it is still early days, significant infrastructure will be needed to have a transmission system in place by 2030, which could be competitively bid projects, to bring needed renewables to load centers and a distribution system adapted to and ready for large-scale adoption of distributed energy resources.
Finally, you should have a sense that SCE’s initial efforts in transportation electrification may lead to additional infrastructure opportunities as customers continue to make choices around new technologies and policy makers look to increase the role of electric utilities in creating the required charging network needed to meet existing targets, as some legislative proposals are advocating, and from potentially higher and broader targets for zero emission vehicles of all types.